Exhibit 23.6


                       CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the incorporation by reference in this registration statement on Form S-8 of our report dated September 11, 1998, except with respect to note 14, for which the date is January 14, 1999, on our audits of the consolidated financial statements of N.V. TeleKabel Beheer as of December 31, 1996 and 1997 and for the period from August 22, 1995 (date of incorporation) to December 31, 1995 and the years ended December 31, 1996 and 1997, which report appears in the Current Report on Form 8-K/A-1 of UnitedGlobalCom, Inc. (formerly known as United International Holdings, Inc.) dated February 17, 1999.


                                        /S/  PricewaterhouseCoopers N.V.
                                        --------------------------------
                                        PricewaterhouseCoopers N.V.

Arnhem, The Netherlands
September 27, 1999